Exhibit 99.1

                     FIRST LITCHFIELD FINANCIAL CORPORATION


News Release

For Immediate Release

      First Litchfield Financial Corporation Announces Nine-Month Earnings

Litchfield, Connecticut, November 13, 2007--First Litchfield Financial Corporation (Trading Symbol: FLFL.OB) (the "Company"), the holding company for The First National Bank of Litchfield (the "Bank"), reported earnings for the three (3) months and nine (9) months ended September 30, 2007. Earnings for the third quarter of 2007 totaled $678,000, which is an increase of 36% from third quarter 2006 earnings of $500,000. Third quarter basic and diluted net income per share for 2007 were $.30 per share, compared to $.22 per basic and diluted share for the same period in 2006.

President and CEO, Joseph J. Greco stated, "Third quarter earnings were the highest in the last six quarters. We are pleased that our net interest income has improved and our Wealth Management division has grown impressively over the past year. "

Net income for the nine months ended September 30, 2007 totaled $1,662,000, representing an increase of $63,000, or 4% from earnings of $1,599,000 for the same period in 2006. Basic and diluted net income per share for the nine months ended September 30, 2007, was $.74 per share, as compared with $.71 basic and diluted net income per share, for the same period in 2006.

Net interest income for the third quarter of 2007 increased $161,000, or 5.1% from the third quarter of 2006. The tax equivalent net interest margin improved from 2.82% in the third quarter of 2006 to 3.02% for the third quarter of 2007. The increase in the net interest income for the third quarter of 2007 was due to increased income resulting from an improved mix of earning assets, and the growth of the loan and lease portfolio. Although average earning assets for the third quarter of 2007 decreased by $10 million from the third quarter of 2006, average loans and leases increased by $33 million, or 12.0% as cash flows from the investment portfolio were reinvested into loans. The increase of $161,000 in net interest income after the provision for loan and lease losses also reflects a $105,000 reduction in provisions to the allowance for loan and lease losses for the quarter ended September 30, 2007 as compared with the third quarter of 2006.

Net interest income for the first nine months of 2007 totaled $9,821,000, which was an increase of $182,000, or 1.9% from the same period in 2006. The increase is the result of a higher level of average earning assets resulting from loan and lease growth. Additionally, the strategy to shift the asset mix from investments to loans, with an emphasis on deposit growth and cost-efficient funding, has helped to slow further margin erosion. Consistent with that goal, net loans and leases increased $19,568,000 over the year-end 2006 amount. During the first nine months of

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2007,  the  volume  of  residential  mortgage  loans  and in  lease  receivables increased by $9,058,000 and $9,164,000, respectively, from year-end 2006.

Net interest income after provisions for loan and lease losses amounted to $9,821,000 from the nine month period ended September 30, 2007, as compared with $9,639,000 for the same period in 2006. The reduction of the provision for loan and lease losses during 2007 accounts for the difference.

Retail deposits, which excludes brokered deposits, increased $15,565,000 or 5% over their respective year-end levels. This increase is attributed to the Bank's expansion from the opening of three (3) new branches during 2006 as well as to an increasing emphasis on the development and retention of commercial, municipal and small business accounts. Deposit growth was in savings deposits which increased $12,702,000, due to higher municipal NOW deposits and increased Health Savings Accounts. Money market deposits and time certificates of deposit also increased due to growth in the relationship money market deposit products and promotional certificates of deposit.

Year-to-date noninterest income for the nine months ended September 30, 2007 totaled $2,512,000, up $404,000, or 19%, from noninterest income from the same period in 2006. Trust fee income totaled $1,020,000 which represents an increase of $204,000, or 25%, from the first nine months of 2006. This increase is due to fees from the Company's growth in investment management services. Banking service charges and fees totaled $984,000, increasing 10%, from the previous year due to increased fee income from deposit overdraft and uncollected fees, credit card interchange income and non-customer ATM fees. Other noninterest income increased by $70,000, or 17% resulting from increased revenue from the Bank's retail investment products and income from increases in the cash surrender value of bank owned life insurance. Noninterest income for the third quarter of 2007 totaled $890,000, which is an increase of 21.0% from the $736,000 earned for the third quarter of 2006. This improvement is due to increases in trust income and other non interest income. The Company sold available for sale securities during the third quarter of 2007 for the purpose of increasing future income on the portfolio as well as decreasing the interest rate risk. These sales resulted in a gain of $34,000 for the quarter.

Noninterest expense for the nine months ended September 30, 2007 totaled $10,290,000, and represented an increase of $679,000, or 7.1%, from the same period of 2006. Staffing, occupancy and equipment costs, particularly as they relate to the new branches opened during 2006, and the Company's expanded wealth management and commercial lending focus, resulted in these increases. Offsetting some of the increase in costs were decreases in advertising costs, reflective of the branch opening promotions in 2006. Computer software and technology consulting costs have been reduced due to the change in the Bank's core processor and lower costs for exam and audit fees as they relate to regulatory reporting and the Company's plans for implementing Sarbanes Oxley initiatives. Noninterest expense for the third quarter of 2007 totaled $3,381,000, an increase of $150,000, or 4.6% from the similar period in 2006. Explanations of these variances are similar to the nine-month comparisons.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumption made using information currently available to management. Since these statements reflect the views of management

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concerning  future events,  these statements  involve risks,  uncertainties  and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which
reference  is  hereby  made.   Therefore,   actual  future  results  may  differ
significantly from results discussed in the forward-looking statements.

The First National Bank of Litchfield is a community bank operating full-service banking offices in Canton, Goshen, Litchfield, Marble Dale, New Milford, Roxbury, Washington and Torrington. The Bank maintains a full-service Trust department that offers asset management, custody and estate settlement services to individuals, non-profit and commercial customers. Additionally, the Bank offers non-deposit retail investment products such as mutual funds, annuities and insurance through its relationship with Infinex Investments, Inc. The Bank's subsidiary, First Litchfield Leasing Corporation, provides middle market equipment leasing/financing, to the commercial markets of Connecticut and Massachusetts. The Company's website address is www.fnbl.com.

Contact:
  Joseph J. Greco, President and CEO
  (860) 567-6438

                        (selected financial data follows)


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                         First Litchfield Financial Corp

                      Selected Consolidated Financial Data
                                   (Unaudited)

Period end balance sheet data:                              September 30,
                                                       2007                2006

Total Assets                                   $476,993,000        $506,927,000
Loans and leases, net                           313,468,000         280,511,000
Investments                                     125,270,000         180,398,000
Deposits                                        326,493,000         328,195,000
Borrowings                                      119,201,000         148,965,000
Stockholders' equity                             27,356,000          27,127,000

Book value per share                                  12.11               12.01
Tangible book value per share                         12.11               12.01
Leverage ratio                                         8.01%               7.83%
Shares outstanding                                2,259,348           2,259,230

                                                          For the Three Months
                                                           Ended September 30,
                                                         2007              2006
Operating results:
Net interest income                                $3,338,000        $3,177,000
Securities (losses), net                               33,982                 0
Total noninterest income                              890,000           736,000
Loan and lease loss provision                               0           105,000
Total noninterest expense                           3,381,000         3,231,000
Income before tax                                     847,000           577,000
Income tax expense                                    169,000            77,000
Net income                                            678,000           500,000

Earnings per share(basic)                                 .30               .22
Return on average assets                                  .55%              .40%
Return on average equity                                10.28%             7.91%

                                                         For the Nine Months
                                                         Ended September 30,
                                                       2007               2006
Operating results:
Net interest income                             $ 9,821,000        $ 9,639,000
Securities gains (losses), net                       20,000            (18,000)
Total noninterest income                          2,512,000          2,108,000
Loan and lease loss provision                       105,000            315,000
Total noninterest expense                        10,290,000          9,611,000
Income before tax                                 1,938,000          1,821,000
Income tax expense                                  275,000            222,000
Net income                                        1,662,000          1,599,000

Earnings per share (basic)                              .74                .71
Return on average assets                                .45%               .44%
Return on average equity                               8.32%              8.38%



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